Exhibit 10.2
EXECUTION COPY
STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT is dated November 4, 2009, by and among Orbitz Worldwide, Inc., a Delaware corporation (“Orbitz”), and Travelport Limited, a Bermuda company (“Travelport”).
     NOW, THEREFORE, the parties hereto agree as follows:
     1. Purchase of Stock. Subject to the satisfaction or waiver of the closing conditions set forth in paragraph 8 herein, Travelport will purchase 9,025,271 shares of Orbitz’s common stock for $5.54 per share for an aggregate of $50,000,001.34 in cash (the “Purchase Price”). The purchase of the shares on the terms set forth herein is referred to herein as the “Share Purchase”.
     2. Closing. Subject to the satisfaction or waiver of the closing conditions set forth in paragraph 8 herein, the closing of the Share Purchase will take place simultaneously with the closing of the Debt Exchange, at which time Travelport will deliver the Purchase Price in immediately available funds to an account designated by Orbitz, and Orbitz will deliver the shares to Travelport.
     3. Voting. Travelport agrees to vote or cause to be voted all shares of Orbitz common stock beneficially owned by Travelport and its controlled affiliates (or approximately 39.8 million shares) in favor of approval of (i) the issuance of the shares pursuant to the Share Purchase and (ii) the issuance and sale of Orbitz common stock to PAR Investment Partners, LP, a Delaware limited partnership (“PAR”), pursuant to the terms of that certain Exchange Agreement (the “Exchange Agreement”) dated as of the date hereof between Orbitz and PAR (the “Debt Exchange”), as such approval is required by New York Stock Exchange rules subject to complying with the proxy rules under Securities Exchange Act of 1934, as amended (the “Exchange Act”). If (a) the special committee of the board of directors of Orbitz changes or withdraws its recommendation that the shareholders vote in favor of the transactions contemplated by the Debt Exchange and/or Share Purchase or (b) Orbitz breaches its obligations under paragraph 8(c) of this agreement, Travelport’s obligations under this paragraph 3 shall immediately terminate.
     4. Representations. In connection with the Share Purchase:
     (a) Each of Orbitz and Travelport hereby represents, warrants and acknowledges to the other that the transactions contemplated hereby are intended to be exempt from registration by virtue of Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and the shares will be “restricted securities” within the meaning of Rule 144 under the Securities Act and will bear appropriate legends reflecting their restricted status. Neither Orbitz nor Travelport knows of any reason why such exemption is not available. The shares shall constitute Registrable Securities pursuant to the Separation Agreement (as defined below).
     (b) Travelport represents and warrants to Orbitz that:

     (i) Travelport is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act.
     (ii) Travelport has had such opportunity as it has deemed adequate to obtain from representatives of Orbitz such information as is necessary to permit Travelport to evaluate the merits and risks of the transactions contemplated hereby.
     (iii) Travelport has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the transactions contemplated hereby and to make an informed investment decision with respect thereto.
     (iv) Travelport is duly organized and validly existing under the laws of its jurisdiction of organization; Travelport has all of the power and authority necessary to enter into this agreement and to consummate the transactions contemplated hereby; Travelport has taken all action as may be necessary to authorize the execution and delivery of this agreement and the consummation of the transactions contemplated hereby; this agreement constitutes a valid and binding agreement of Travelport enforceable in accordance with its terms; neither the execution and delivery hereof by Travelport nor the consummation by Travelport of the transactions contemplated hereby will violate or contravene any applicable requirements of law or any of its organizational documents or material agreements; there is no pending or threatened action, suit or proceeding as of the date hereof before any court or other governmental authority affecting this agreement or the transactions contemplated hereby; and no consent, approval or authorization of any person or governmental authority is required to be made or obtained by Travelport in connection with the execution, delivery or performance of this agreement or the consummation of the transactions contemplated hereby except for the expiration or termination of any applicable waiting period under the Hart-Scott Rodino Act; Travelport is acquiring the shares for investment purposes only, for its own account, and not as nominee or agent for any other person or entity, and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act.
     (c) Orbitz represents and warrants to Travelport that:
     (i) The shares have been duly authorized for issuance and, when issued and delivered by Orbitz to Travelport pursuant to this agreement, against payment of the consideration set forth herein, will be validly issued, fully paid and non-assessable.
     (ii) Orbitz is duly incorporated and validly existing under the laws of its jurisdiction of incorporation; it has all of the power and authority necessary to enter into this agreement and to consummate the transactions contemplated hereby; it has taken all action as may be necessary to authorize the execution and delivery of this agreement and the consummation of the transactions contemplated hereby, except for (i) the making of certain filings with Securities and Exchange Commission and (ii) obtaining the shareholder approval required by the New York Stock Exchange rules; this agreement constitutes a valid and binding agreement of Orbitz enforceable in accordance with its terms; neither the execution and delivery hereof by Orbitz nor consummation by Orbitz of the transaction contemplated hereby will violate or contravene any applicable requirements of law or any of its organizational documents or material agreements; there is no pending or threatened action, suit or proceeding as of the date hereof before any court or other governmental authority affecting this agreement or the transactions contemplated hereby and no consent, approval or authorization of any person or governmental authority is required to be made or obtained by Orbitz in connection with the execution, delivery or performance of this agreement or the consummation of the transactions contemplated hereby.
     5. Orbitz Board. PAR, Travelport and Orbitz have entered into that certain Shareholders’ Agreement dated as of the date hereof, which provides for certain matters with respect to Orbitz’s board of directors and shall become effective as of the closing of the Debt Exchange and the Share Purchase.
     6. Travelport Consent. Travelport consents to the issuance and sale of shares of Orbitz common stock to PAR pursuant to the Debt Exchange and waives any other rights of approval or consent with regard to the Debt Exchange under that certain Separation Agreement between Travelport and Orbitz dated as of July 25, 2007 (as amended, the “Separation Agreement”) or otherwise; provided that such consent shall be deemed to be revoked if this agreement is terminated pursuant to paragraph 8 herein.
     7. Special Committee Recommendation. The special committee of the board of directors of Orbitz, subject to its fiduciary duties, will recommend that the shareholders of Orbitz vote in favor of the Debt Exchange and the Share Purchase.
     8. Conditions to Closing;Termination.
     (a) The obligations of Orbitz and Travelport to consummate the Share Purchase shall be subject to (i) the receipt of shareholder approval required under the New York Stock Exchange rules, (ii) the absence of any provision of any applicable law that would prohibit the consummation of the closing, (iii) the simultaneous closing of the Debt Exchange and (iv) the expiration or termination of any applicable waiting period under the Hart-Scott Rodino Act relating to the transactions contemplated hereby. The parties will use reasonable best efforts to consummate the transactions contemplated hereby, including obtaining all required consents and approvals.
     (b) This agreement may be terminated at any time prior to the closing (i) by mutual written consent of the parties hereto or (ii) by either party if the closing has not occurred prior to June 2, 2010.
     (c) Orbitz will not amend or waive any term or condition of the Debt Exchange or Exchange Agreement without the prior written consent of Travelport.
     9. Regulatory Matters. Travelport agrees to make all filings and notifications as are necessary to ensure compliance with the Hart-Scott Rodino Act, provided that Travelport shall not be required to comply with a second request or divest, limit or restrict its current or future business in any manner.

     10. Entire Agreement. This agreement, together with the Exchange Agreement and the Shareholders’ Agreement, represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties hereto with respect to the subject matter of this agreement. The parties may amend or modify this agreement, in such manner as may be agreed upon, only by a written instrument executed by the parties hereto.
     11. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this agreement or to enforce specifically the performance of the terms and provisions hereof in addition to any other remedy to which they are entitled at law or in equity.
     12. Expenses. Each party hereto shall pay its own expenses in connection with this agreement and the transactions contemplated hereby.
     13. No Third-Party Reliance. No provision of this agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns.
     14. Assignment. No party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this agreement without the consent of the other party hereto, except that Travelport may assign its rights and obligations under this agreement to TDS Investor (Luxembourg) S.à.r.l.; provided that such assignment does not delay the closing of the transactions contemplated hereby; provided further that no such assignment shall release Travelport from its consent obligations pursuant to paragraph 6 of this agreement.
     15. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws rules of such state.
     16. Severability. The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement.
     17. Counterparts. This agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

     IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed by their respective authorized officers as of the date first above written.

ORBITZ WORLDWIDE, INC.
By:	/s/ Marsha Williams
	Name:	Marsha Williams
	Title:	Senior Vice President, Chief Financial Officer

TRAVELPORT LIMITED
By:	/s/ Jeff Clarke
	Name:	Jeff Clarke
	Title:	President and CEO